Exhibit 99.1

Metallus Announces Fourth-Quarter and Full-Year 2025 Results

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Delivered net sales of $1.2 billion in 2025, a 7% increase over 2024, driven by improved market demand
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Full-year operating cash flow of $16.0 million; ending cash and cash equivalents of $156.7 million
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Invested $109.0 million in capital expenditures to advance strategic and operational priorities, and deployed $22.2 million to repurchase common shares and settle convertible notes in 2025
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Total liquidity(1) of $389.2 million at the end of 2025
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Four-year USW labor agreement ratified on February 5, 2026
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Operational optimization initiatives underway; bloom reheat furnace investment on track
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Order book up more than 50% year-over-year; expecting stronger start to 2026
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Adjusted EBITDA expected to improve sequentially throughout 2026 compared with the same periods in 2025

CANTON, Ohio: February 19, 2026 – Metallus (NYSE: MTUS), a leader in high-quality specialty metals, manufactured components and supply chain solutions, today reported fourth-quarter 2025 net sales of $267.3 million and net loss of $14.3 million, or a loss of $0.34 per diluted share. On an adjusted basis(2), the fourth-quarter 2025 net loss was $7.7 million, or a loss of $0.18 per diluted share, and adjusted EBITDA was $2.4 million.

This compares with the sequential third-quarter 2025 net sales of $305.9 million and net income of $8.1 million, or $0.19 per diluted share. On an adjusted basis(2), the third-quarter 2025 net income was $11.7 million, or $0.27 per diluted share, and adjusted EBITDA was $29.0 million.

In the same quarter last year, net sales were $240.5 million with a net loss of $21.4 million, or a loss of $0.50 per diluted share. On an adjusted basis(2), the fourth-quarter 2024 net loss was $3.9 million, or a loss of $0.09 per diluted share, and adjusted EBITDA was $8.3 million.

“In 2025, we delivered higher shipments to our customers supported by strengthening demand across our key end markets as the need for domestic steel grew,” stated Mike Williams, chief executive officer. “Our aerospace and defense product line delivered strong growth as we expanded customer relationships, increased our presence, and achieved new orders in these strategically important markets. We also advanced our government funded assets to support the growth in 2026 and beyond.”

“While we were not satisfied with our fourth-quarter performance, we took the opportunity to implement longer‑term operational improvements and are increasing hourly staffing levels in targeted areas to meet growing demand. As a result, our operations performed better to date in the first quarter. This is an encouraging start to 2026, supported by an order book that is now up more than 50% year-over-year.

“Looking ahead, we expect first-quarter adjusted EBITDA to increase sequentially, providing the foundation for anticipated stronger performance in each quarter of 2026 compared with the same periods in 2025.”

FOURTH-QUARTER 2025 FINANCIAL SUMMARY

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Net sales of $267.3 million decreased 13 percent compared with $305.9 million in the third quarter of 2025. The decline primarily reflects lower shipments, primarily related to normal seasonality and a slower than expected ramp-up following annual shutdown maintenance, lower product mix, and lower raw material surcharge revenue per ton resulting from compressed scrap prices. Compared with the prior-year fourth quarter, net sales increased 11 percent, driven primarily by higher shipments across the majority of end markets and increased raw material surcharge revenue per ton, partially offset by a decrease in average base sales(2) prices and lower product mix.
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Ship tons of 148,000 decreased 15,100 tons sequentially, or 9 percent, primarily driven by lower shipments across all end markets. Compared with the prior-year fourth quarter, shipments increased 14 percent driven by higher shipments across all end-markets except energy.
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Manufacturing costs increased as expected primarily due to the planned annual shutdown maintenance and reduced fixed cost leverage associated with lower production volume compared with the third quarter of 2025. Melt utilization declined to 66 percent in the fourth quarter, down from 72 percent in the third quarter, and compared to 56 percent in the same quarter last year.

FULL-YEAR FINANCIAL SUMMARY

Net income for the full-year 2025 was a loss of $1.2 million, or a loss of $0.03 per diluted share, compared with net income of $1.3 million, or $0.03 per diluted share, for the full-year 2024. On an adjusted basis(2), full-year 2025 net income was $15.3 million, or $0.37 per diluted share, and adjusted EBITDA was $75.6 million. In comparison, full-year 2024 net income on an adjusted basis(2) was $24.5 million, or $0.56 per diluted share, and adjusted EBITDA(2) was $77.7 million.

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Net sales of $1.2 billion increased 7 percent compared with the full-year 2024, driven by higher shipments and raw material surcharge revenue partially offset by a decrease in average base sales(2) prices and lower product mix. Within the aerospace & defense end market, net sales increased by 19 percent to $160.6 million compared with the full-year 2024. As a percentage of consolidated net sales, aerospace & defense increased to 14 percent of the total in 2025 compared with 12 percent of the total in 2024 and 8 percent of the total in 2023.
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Ship tons were 631,700, an increase of 14 percent from 2024 on higher shipments in all end markets.
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Manufacturing costs improved slightly compared with 2024, primarily due to increased cost absorption driven by higher production, partially offset by general inflation and higher utility costs. Melt utilization rose to 69 percent in 2025, up from 60 percent in 2024.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of December 31, 2025, the company’s cash and cash equivalents balance was $156.7 million. For the full year 2025, the company generated operating cash flow of $16.0 million. Capital expenditures totaled $109.0 million in 2025 including $81.3 million for projects funded by the U.S. government. Total liquidity(1) was $389.2 million as of December 31, 2025.

The company repurchased 0.1 million common shares during the fourth quarter at an aggregate cost of $1.2 million, and for the full year 2025 repurchased a total of 0.9 million common shares at a cost of $13.1 million. For the full year 2025, common share repurchases and convertible note settlements represented 3.8 percent of outstanding shares. As of December 31, 2025, the company had $89.7 million remaining under its authorized share repurchase program.

During the fourth quarter, the company received $4.1 million from the U.S. Army as part of the previously announced $99.75 million capacity expansion funding agreement in support of the U.S. Army's mission of ramping up munitions production. The company has received $85.6 million of total government funding during 2024 and 2025.

OUTLOOK

Given the elements outlined in the outlook below and consistent with our normal seasonality, the company expects first-quarter adjusted EBITDA to be higher than the fourth quarter.

Commercial:

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First-quarter shipments are expected to increase approximately 10% compared with the fourth quarter supported by continued strength in the order book.
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Lead times for bar products currently extend to mid-second quarter and tube product lead times currently extend to mid-third quarter.
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Annual price agreement negotiations covering approximately 70 percent of the order book are substantially complete. Average base price per ton for customers covered by annual agreements is expected to increase slightly throughout 2026 compared with average base price per ton for the full year 2025, mix dependent.
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Based on lead times and mix, pricing benefit and mix margin lift is expected to ramp each quarter of 2026.
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The company recently implemented spot price increases on both bar and seamless mechanical tubing products not covered by an annual pricing agreement, effective throughout the second quarter and early third quarter, product dependent.

Operations:

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The company anticipates a sequential increase in its first quarter average melt utilization rate, supported by greater stability and reliability across key assets as well as continued strengthening of the order book.
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Manufacturing costs are expected to sequentially improve by approximately $10 million in the first quarter following the completion of planned annual shutdown maintenance in the fourth quarter and expected higher first-quarter melt utilization, resulting in improved cost absorption.
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The United Steelworkers ("USW") ratified a new four-year labor agreement with Metallus on February 5, 2026. As part of the recently approved union contract, a one‑time payment of approximately $2.0 million will be paid in the first quarter of 2026.

Other matters:

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Planned capital expenditures are approximately $70 million in 2026, inclusive of approximately $35 million of capital expenditures partially funded by the U.S. government. Additional payments of approximately $17 million are expected to be received in first half of 2026, contingent on the achievement of mutually agreed milestones.
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During the first quarter, the company expects to make required pension contributions of approximately $15 to $18 million, a significant reduction compared to the first quarter of 2025. Full-year 2026 required pension contributions are expected to total approximately $27 million, a nearly 60% reduction from 2025.
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An effective income tax rate between 27 and 30 percent is expected in 2026.

(1)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.
(2)
Please see discussion of non-GAAP financial measures in this news release.

METALLUS EARNINGS WEBCAST INFORMATION

Metallus will provide live Internet listening access to its conference call with the financial community scheduled for Friday, February 20, 2026, at 9:00 a.m. ET. The live conference call will be broadcast at investors.metallus.com. A replay of the conference call will also be available at investors.metallus.com.

ABOUT METALLUS INC.

Metallus (NYSE: MTUS) manufactures high-performance specialty metals from recycled scrap metal in Canton, OH, serving demanding applications in industrial, automotive, aerospace & defense and energy end-markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, Metallus' proven expertise contributes to the performance of our customers' products. The company employs approximately 1,850 people and had sales of $1.2 billion in 2025. For more information, please visit us at www.metallus.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@metallus.com

NON-GAAP FINANCIAL MEASURES

Metallus reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus' results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: (1) the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in domestic and worldwide political and economic conditions due to, among other factors, U.S. and foreign trade policies and the impact on economic conditions, changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; (2) changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, availability of skilled labor and changes in the cost of labor and benefits; (3) the success of the company's operating plans, announced programs, initiatives and capital investments, the consistency to meet demand levels following unplanned downtime, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; (4) whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; (5) the company's pension obligations and investment performance; (6) with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; (7) availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; (8) the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital; (9) the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; (10) competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; (11) deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; (12) the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; (13) climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; (14) unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters; (15) cyber-related risks, including information technology system failures, interruptions and security breaches; (16) the potential impact of pandemics, epidemics, widespread illness or other health issues; and (17) with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the funding awarded to support these investments is received on the anticipated timetable, whether the company is able to successfully complete the installation and commissioning of the new assets on the targeted budget and timetable, and whether the anticipated increase in throughput is achieved. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (Unaudited)	2025	2024	2025	2024
Net sales	$267.3	$240.5	$1,158.3	$1,084.0
Cost of products sold	261.3	229.6	1,063.2	986.3
Gross Profit	6.0	10.9	95.1	97.7
Selling, general & administrative expenses (SG&A)	22.3	20.4	94.0	87.7
Restructuring charges	—	—	2.7	—
Loss (gain) on sale or disposal of assets, net	—	0.2	(1.3)	0.6
Loss on extinguishment of debt	—	9.4	3.6	9.4
Other (income) expense, net	4.9	7.3	(0.9)	5.0
Interest (income) expense, net	(0.7)	(2.0)	(4.9)	(9.6)
Income (Loss) Before Income Taxes	(20.5)	(24.4)	1.9	4.6
Provision (benefit) for income taxes	(6.2)	(3.0)	3.1	3.3
Net Income (Loss)	$(14.3)	$(21.4)	$(1.2)	$1.3

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.34)	$(0.50)	$(0.03)	$0.03
Diluted earnings (loss) per share (1,2)	$(0.34)	$(0.50)	$(0.03)	$0.03

Weighted average shares outstanding - basic	41.7	42.4	41.9	43.2
Weighted average shares outstanding - diluted (1,2)	41.7	42.4	41.9	44.3

(1) Common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded from the computation of diluted earnings (loss) per share for the three months ended December 31, 2025, because the effect of their inclusion would have been anti-dilutive.

(2) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended December 31, 2024, because the effect of their inclusion would have been anti-dilutive. For the year ended December 31, 2024, common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded in the computation of diluted earnings (loss) per share for the year ended December 31, 2024 as these shares would be anti-dilutive.

CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$156.7	$240.7
Accounts receivable, net of allowances	126.0	90.8
Inventories, net	243.2	219.8
Deferred charges and prepaid expenses	26.4	29.9
Other current assets	0.9	6.1
Total Current Assets	553.2	587.3

Property, plant and equipment, net	562.5	507.3
Operating lease right-of-use assets	11.4	11.7
Finance lease right-of-use assets	3.5	—
Pension assets	5.6	5.5
Intangible assets, net	2.9	3.4
Other non-current assets	1.1	1.5
Total Assets	$1,140.2	$1,116.7

LIABILITIES
Accounts payable	$151.1	$119.2
Salaries, wages and benefits	29.0	16.8
Accrued pension and postretirement costs	26.8	66.5
Current operating lease liabilities	4.0	4.8
Current finance lease liabilities	0.8	—
Current convertible notes, net	—	5.4
Government funding liability	85.6	53.5
Other current liabilities	17.6	15.3
Total Current Liabilities	314.9	281.5

Credit Agreement	—	—
Non-current operating lease liabilities	7.3	6.9
Non-current finance lease liabilities	2.8	—
Accrued pension and postretirement costs	100.2	110.2
Deferred income taxes	16.9	14.3
Other non-current liabilities	12.1	13.3
Total Liabilities	454.2	426.2
SHAREHOLDERS' EQUITY
Additional paid-in capital	850.2	843.9
Retained deficit	(53.6)	(52.4)
Treasury shares	(116.0)	(108.7)
Accumulated other comprehensive income (loss)	5.4	7.7
Total Shareholders' Equity	686.0	690.5
Total Liabilities and Shareholders' Equity	$1,140.2	$1,116.7

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(14.3)	$(21.4)	$(1.2)	$1.3
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.5	13.7	56.6	54.1
Amortization of deferred financing fees	0.1	0.1	0.4	0.5
Loss on extinguishment of debt	—	9.4	3.6	9.4
Loss (gain) on sale or disposal of assets, net	—	0.2	(1.3)	0.6
Deferred income taxes	2.9	0.5	3.7	0.5
Stock-based compensation expense	3.8	3.5	14.7	14.0
Pension and postretirement expense (benefit), net	7.5	9.3	10.1	14.4
Changes in operating assets and liabilities:
Accounts receivable, net	3.4	14.2	(34.7)	21.7
Inventories, net	(5.6)	(1.9)	(22.9)	7.3
Accounts payable	(2.1)	(2.8)	29.1	(19.2)
Other accrued expenses	(2.4)	(1.8)	13.1	(21.7)
Deferred charges and prepaid expenses	(6.5)	(12.1)	3.5	(19.6)
Pension and postretirement contributions and payments	(4.0)	(7.5)	(64.1)	(45.5)
Other, net	0.8	10.5	5.4	22.5
Net Cash Provided (Used) by Operating Activities	(1.9)	13.9	16.0	40.3
Investing Activities
Capital expenditures	(35.3)	(15.2)	(109.0)	(64.3)
Proceeds from government funding	4.1	8.0	32.1	53.5
Proceeds from sale or disposals of property, plant and equipment	—	—	1.7	—
Net Cash Provided (Used) by Investing Activities	(31.2)	(7.2)	(75.2)	(10.8)
Financing Activities
Purchase of treasury shares	(1.2)	(3.5)	(13.1)	(37.6)
Proceeds from exercise of stock options	—	—	—	1.4
Shares surrendered for employee taxes on stock compensation	—	—	(2.6)	(15.5)
Repayments on convertible notes	—	(17.2)	(9.1)	(17.2)
Principal payments under finance lease obligations	(0.4)	—	(0.4)	—
Net Cash Provided (Used) by Financing Activities	(1.6)	(20.7)	(25.2)	(68.9)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(34.7)	(14.0)	(84.4)	(39.4)
Cash, cash equivalents, and restricted cash at beginning of period	192.2	255.9	241.9	281.3
Cash, Cash Equivalents, and Restricted Cash at End of Period	$157.5	$241.9	$157.5	$241.9

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$156.7	$240.7	$156.7	$240.7
Restricted cash reported in other current assets	0.8	1.2	0.8	1.2
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$157.5	$241.9	$157.5	$241.9

Reconciliation of Free Cash Flow to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions) (Unaudited)	2025	2024	2025	2024
Net Cash Provided (Used) by Operating Activities	$(1.9)	$13.9	$16.0	$40.3
Less: Capital expenditures less government-funded capital expenditures(1)	(5.2)	(13.0)	(27.7)	(56.3)
Less: MTUS portion of government-funded capital expenditures	(3.7)	—	(3.7)	—
Free Cash Flow	$(10.8)	$0.9	$(15.4)	$(16.0)

(1) On February 27, 2024, the company entered into an agreement for up to $99.75 million in funding from the United States Army. In the three months and year ended December 31, 2025, funding proceeds of $4.1 million and $32.1 million, respectively, were received and the related capital spending for the project of $30.1 million and $81.3 million is excluded. In the three months and year ended December 31, 2024, funding proceeds of $8.0 million and $53.5 million, respectively, were received and the related capital spending for the project of $2.2 million and $8.0 million are excluded.

Reconciliation of Capital expenditures less government-funded capital expenditures to GAAP Capital expenditures:

This reconciliation is provided as additional relevant information about the company’s capital expenditures. Capital expenditures less government-funded capital expenditures is an important financial measure used in the management of the business. Management believes that capital expenditures less government-funded capital expenditures is useful to investors because it is a meaningful indicator of capital expenditures associated with the ordinary course of the company’s business.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions) (Unaudited)	2025	2024	2025	2024
Capital expenditures	$(35.3)	$(15.2)	$(109.0)	$(64.3)
Less: Government-funded capital expenditures	(30.1)	(2.2)	(81.3)	(8.0)
Capital expenditures less government-funded capital expenditures	$(5.2)	$(13.0)	$(27.7)	$(56.3)

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended December 31, 2025, December 31, 2024, and September 30, 2025:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended December 31, 2025		Three months ended December 31, 2024		Three months ended September 30, 2025
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(10)	Net income (loss)	Diluted earnings (loss) per share(11)
As reported	$(14.3)	$(0.34)	$(21.4)	$(0.50)	$8.1	$0.19
Adjustments:(2)
Restructuring charges(3)	—	—	—	—	2.7	0.06
Loss (gain) on sale or disposal of assets, net	—	—	0.2	0.01	0.2	—
Loss on extinguishment of debt	—	—	9.4	0.22	—	—
Loss (gain) from remeasurement of benefit plans, net	6.6	0.16	8.5	0.20	—	—
Sales and use tax refund	—	—	—	—	(0.3)	(0.01)
Business transformation costs(4)	—	—	0.5	0.01	—	—
IT transformation costs(5)	0.5	0.01	1.7	0.04	1.0	0.03
Manufacturing optimization costs(6)	1.7	0.04	—	—	1.3	0.03
Rebranding costs(7)	—	—	0.1	—	—	—
Tax effect on above adjustments(8)	(2.2)	(0.05)	(2.9)	(0.07)	(1.3)	(0.03)
As adjusted(9)	$(7.7)	$(0.18)	$(3.9)	$(0.09)	$11.7	$0.27

(1) Common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded from the computation of diluted earnings (loss) per share for the three months ended December 31, 2025, because the effect of their inclusion would have been anti-dilutive. The total diluted weighted average shares outstanding for the three months ended December 31, 2025 was 41.7 million shares.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(4) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(5) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(6) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(7) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(8) Tax effect on above adjustments includes the tax impact related to the adjustments shown above. Refer to the adjusted effective tax rate reconciliation table.

(9) Adjusted net income (loss), adjusted diluted earnings (loss) per share, and the related tax effect has been revised to include amortization of cloud computing software costs.

(10) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended December 31, 2024, because the effect of their inclusion would have been anti-dilutive.

(11) For the three months ended September 30, 2025, common share equivalents for shares issuable for equity-based awards (1.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2025 was 43.0 million shares.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the year ended December 31, 2025 and December 31, 2024:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Year Ended December 31, 2025		Year Ended December 31, 2024
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(11)
As reported	$(1.2)	$(0.03)	$1.3	$0.03
Adjustments:(2)
Restructuring charges(3)	2.7	0.06	—	—
Loss (gain) on sale or disposal of assets, net	(1.3)	(0.03)	0.6	0.01
Loss on extinguishment of debt	3.6	0.09	9.4	0.21
Loss (gain) from remeasurement of benefit plans, net	6.6	0.16	10.3	0.23
Sales and use tax refund	(1.1)	(0.03)	—	—
Business transformation costs(4)	—	—	2.0	0.05
IT transformation costs(5)	3.4	0.08	5.1	0.12
Manufacturing optimization costs(6)	3.2	0.08	—	—
Rebranding costs(7)	0.1	—	0.6	0.01
Salaried pension plan surplus asset distribution(8)	3.6	0.09	—	—
Tax effect on above adjustments(9)	(4.3)	(0.10)	(4.8)	(0.10)
As adjusted(10)	$15.3	$0.37	$24.5	$0.56

(1) For the year ended 2025, common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded from the computation of diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive. The total diluted weighted average shares outstanding for the year ended December 31, 2025 was 41.9 million shares.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(4) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(5) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(6) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(7) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(8) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the company recognized a loss of $3.6 million when the remaining assets were distributed.

(9) Tax effect on above adjustments includes the tax impact related to the adjustments shown above. Refer to the adjusted effective tax rate reconciliation table.

(10) Adjusted net income (loss), adjusted diluted earnings (loss) per share, and the related tax effect has been revised to include amortization of cloud computing software costs.

(11) For the year ended December 31, 2024, common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded in the computation of diluted earnings (loss) per share for the year ended December 31, 2024 as these shares would be anti-dilutive.

Reconciliation of adjusted effective tax rate to GAAP effective tax rate for the three months ended December 31, 2025, December 31, 2024, and September 30, 2025:

This reconciliation is provided as additional relevant information between the company's GAAP effective tax rate and the adjusted effective tax rate. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended December 31, 2025			Three months ended December 31, 2024			Three months ended September 30, 2025
(Dollars in millions) (Unaudited)	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate
As reported	$(20.5)	$(6.2)	30.2%	$(24.4)	$(3.0)	12.3%	$10.9	$2.8	25.7%
Non-GAAP Adjustments(1)	8.8	2.2		20.4	2.9		4.9	1.3
As adjusted	$(11.7)	$(4.0)	34.2%	$(4.0)	$(0.1)	2.5%	$15.8	$4.1	25.9%

(1) Refer to adjusted net income and earnings per share reconciliation for details. The three months ended December 31, 2024 excludes the income tax expense (benefit) associated with the loss on extinguishment of debt as it is a nondeductible item.

Reconciliation of adjusted effective tax rate to GAAP effective tax rate for the years ended December 31, 2025 and December 31, 2024:

This reconciliation is provided as additional relevant information between the company's GAAP effective tax rate and the adjusted effective tax rate. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Year Ended December 31, 2025			Year Ended December 31, 2024
(Dollars in millions) (Unaudited)	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate	Pre-tax (loss) income	Income tax expense (benefit)	Effective tax rate
As reported	$1.9	$3.1	163.2%	$4.6	$3.3	72.2%
Non-GAAP Adjustments(1)	20.8	4.3		28.0	4.8
As adjusted	$22.7	$7.4	32.6%	$32.6	$8.1	24.8%

(1) Refer to adjusted net income and earnings per share reconciliation for details. The years ended December 31, 2025 and December 31, 2024 excludes the income tax expense (benefit) associated with the loss on extinguishment of debt as it is a nondeductible item.

Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(10) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
(Dollars in millions) (Unaudited)	2025	2024	2025	2024	2025
Net income (loss)	$(14.3)	$(21.4)	$(1.2)	$1.3	$8.1
Net Income Margin (1)	(5.3%)	(8.9)%	(0.1%)	0.1%	2.6%

Provision (benefit) for income taxes	(6.2)	(3.0)	3.1	3.3	2.8
Interest (income) expense, net	(0.7)	(2.0)	(4.9)	(9.6)	(1.4)

Depreciation and amortization	14.5	13.7	56.6	54.1	14.3
Amortization of cloud-computing costs (2)	0.3	0.6	1.2	0.6	0.3
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$(6.4)	$(12.1)	$54.8	$49.7	$24.1
EBITDA Margin (3)	(2.4%)	(5.0%)	4.7%	4.6%	7.9%
Adjustments:
Restructuring charges (4)	—	—	2.7	—	2.7
(Gain) loss from remeasurement of benefit plans	6.6	8.5	6.6	10.3	—
Loss on extinguishment of debt	—	9.4	3.6	9.4	—
Sales and use tax refund	—	—	(1.1)	—	(0.3)
Business transformation costs (5)	—	0.5	—	2.0	—
IT transformation costs (6)	0.5	1.7	3.4	5.1	1.0
Manufacturing optimization costs (7)	1.7	—	3.2	—	1.3
Rebranding costs (8)	—	0.1	0.1	0.6	—
Salaried pension plan surplus asset distribution (9)	—	—	3.6	—	—
(Gain) loss on sale or disposal of assets, net	—	0.2	(1.3)	0.6	0.2
Adjusted EBITDA (10)	$2.4	$8.3	$75.6	$77.7	$29.0
Adjusted EBITDA Margin (10)	0.9%	3.5%	6.5%	7.2%	9.5%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization, including cloud-computing costs. EBITDA Margin is EBITDA as a percentage of net sales.

(4) During the third quarter of 2025, the company offered an exit incentive program to certain employees at the company's corporate headquarters and manufacturing facilities to support succession planning and continue execution of the company's sustainable profitable growth strategy.

(5) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(6) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(7) Manufacturing optimization costs consist of third-party professional fees related to process optimization efforts and improving manufacturing efficiency within targeted facilities.

(8) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(9) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the company recognized a loss of $3.6 million when the remaining assets were distributed.

(10) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Reconciliation of Base Sales by end-market to GAAP Net Sales by end-market:

The tables below present net sales by end-market, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. Management believes presenting net sales by end-market, both on a gross basis and on a per ton basis, adjusted to exclude raw material and energy surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-markets.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and energy surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

(Dollars in millions, ship tons in thousands)
	Three Months Ended December 31, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	59.9	64.2	15.6	8.3	—	148.0

Net Sales	$95.3	$110.4	$39.6	$18.3	$3.7	$267.3
Less: Surcharges	24.1	20.8	5.3	4.4	—	54.6
Base Sales	$71.2	$89.6	$34.3	$13.9	$3.7	$212.7

Net Sales / Ton	$1,591	$1,720	$2,538	$2,205	$—	$1,806
Surcharges / Ton	$402	$324	$340	$530	$—	$369
Base Sales / Ton	$1,189	$1,396	$2,198	$1,675	$—	$1,437

	Three Months Ended December 31, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	49.7	58.6	10.7	11.2	—	130.2

Net Sales	$77.2	$102.2	$32.6	$23.9	$4.6	$240.5
Less: Surcharges	18.1	18.9	3.4	5.1	—	45.5
Base Sales	$59.1	$83.3	$29.2	$18.8	$4.6	$195.0

Net Sales / Ton	$1,553	$1,744	$3,047	$2,134	$—	$1,847
Surcharges / Ton	$364	$323	$318	$455	$—	$349
Base Sales / Ton	$1,189	$1,421	$2,729	$1,679	$—	$1,498

	Three Months Ended September 30, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	65.1	71.6	16.3	10.1	—	163.1

Net Sales	$106.7	$125.9	$47.2	$21.6	$4.5	$305.9
Less: Surcharges	28.2	25.1	5.7	5.0	—	64.0
Base Sales	$78.5	$100.8	$41.5	$16.6	$4.5	$241.9

Net Sales / Ton	$1,639	$1,758	$2,896	$2,139	$—	$1,876
Surcharges / Ton	$433	$351	$350	$495	$—	$392
Base Sales / Ton	$1,206	$1,407	$2,546	$1,644	$—	$1,484

(Dollars in millions, ship tons in thousands)
	Year Ended December 31, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	257.8	269.5	55.9	48.5	—	631.7

Net Sales	$408.1	$472.3	$161.4	$99.4	$17.1	$1,158.3
Less: Surcharges	107.4	92.4	20.2	23.9	—	243.9
Base Sales	$300.7	$379.9	$141.2	$75.5	$17.1	$914.4

Net Sales / Ton	$1,583	$1,753	$2,887	$2,049	$—	$1,834
Surcharges / Ton	$417	$343	$361	$493	$—	$386
Base Sales / Ton	$1,166	$1,410	$2,526	$1,556	$—	$1,448

	Year Ended December 31, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	220.0	250.0	47.0	38.5	—	555.5

Net Sales	$390.5	$452.3	$134.9	$87.3	$19.0	$1,084.0
Less: Surcharges	94.1	89.4	16.4	19.7	—	219.6
Base Sales	$296.4	$362.9	$118.5	$67.6	$19.0	$864.4

Net Sales / Ton	$1,775	$1,809	$2,871	$2,268	$—	$1,951
Surcharges / Ton	$428	$358	$349	$512	$—	$395
Base Sales / Ton	$1,347	$1,451	$2,522	$1,756	$—	$1,556

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$156.7	$240.7

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(162.2)	(176.8)
Availability	$237.8	223.2
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.3)	(5.3)
Availability not borrowed	$232.5	$217.9

Total Liquidity(1)	$389.2	$458.6

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of December 31, 2025 and December 31, 2024, Metallus had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2024 4Q vs. 2025 4Q	2025 3Q vs. 2025 4Q	Full Year 2024 vs. 2025
Beginning Adjusted EBITDA(1)	$8.3	$29.0	$77.7
Volume	8.0	(6.5)	33.0
Price/mix	(9.2)	(4.6)	(47.7)
Raw material spread	2.3	(4.6)	15.0
Manufacturing	(4.3)	(12.7)	1.3
SG&A	(4.4)	1.5	(9.9)
Other	1.7	0.3	6.2
Ending Adjusted EBITDA(1)	$2.4	$2.4	$75.6

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).